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                                                                    EXHIBIT 23.4



To the Board of Directors of PetroFina S.A.

We consent to the inclusion in the registration statement on Form F-4 of PetroFina S.A. (333-49315) of our report dated January 26, 1998, except as to the fourth paragraph of note 1(a), which is as of February 17, 1998, with respect to the consolidated balance sheets of PetroFina Delaware, Incorporated and subsidiaries as of December 31, 1997, 1996 and 1995, and the related consolidated statements of earnings, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1997 and to the reference to our firm under the heading "Experts" in the registration statement.

                                         /s/ KPMG PEAT MARWICK LLP

                                             KPMG Peat Marwick LLP

Dallas, Texas
June 12, 1998